Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
February 11, 2015

Investor Relations:
Lisa Netz
Ambassadors Group, Inc.
(509) 568-7800

Ambassadors Group, Inc. Reports Fourth Quarter and Full Year 2014 Results

Spokane, WA, February 11, 2015 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel, today announced its results for the fourth quarter and full year ended December 31, 2014. Highlights of the full year results are as follows:

Overview
•	Net loss before special items of $3.6 million compared to a net loss of $0.7 million in 2013. After the impact of restructuring charges and the write-down of certain assets, the Company incurred a net loss of $17.5 million compared to a net loss of $7.1 million in the prior year.

•	Gross revenue from continuing operations, including non-directly delivered programs, of $99.5 million during 2014 compared to $112.2 million in the prior year. During 2014, the Company traveled 16,092 delegates compared to 18,251 delegates in the same period in 2013.

•	Year-to-date gross margin from continuing operations of 33.5 percent compared to 35.8 percent in 2013, as the current year was impacted by unfavorable Euro and British Pound foreign exchange rates, lower traveler to leader ratios, and a program merchandise write-down.

•	Year-to-date, special items totaled $13.9 million for discontinued operations, asset impairments, restructuring charges, separation costs, and from the sale of our corporate headquarters.

•	Operating expenses for the year ended December 31, 2014, excluding special items, totaled $37.1 million, a decrease of $4.7 million, or 11.3 percent, year-over-year.

•	Cash totaled $61.5 million at December 31, 2014 compared to $45.6 million on December 31, 2013, a $15.9 million increase year-over-year. Deployable cash, as defined on page 9, totaled $36.9 million compared to $22.6 million in the prior year period.

•	Enrolled revenue for 2015 programs down 25.3 percent year-over-year for all programs and 27.9 percent year-over-year for core Student Ambassadors Programs. While still a significant year-over-year decline, it has improved since the Company last reported 2015 enrolled revenue.

Financial Highlights
(in thousands except per share data)

	UNAUDITED
	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Gross revenue, all travel programs	$2,498	$1,980	$99,479	$112,244
Gross margin, all travel programs	$894	$513	$33,284	$40,174
Operating expense from continuing operations	$8,998	$9,760	$42,619	$53,259
Operating expense from continuing operations before special items	$8,669	$9,147	$37,111	$41,815
loss from continuing operations	$(7,977)	$(5,721)	$(9,262)	$(7,911)
Income (loss) from continuing operations before special items	$(7,648)	$(5,108)	$(3,754)	$3,533
Income (loss) from discontinued operations, net of tax	$(167)	$225	$(8,280)	$834
Net loss	$(8,144)	$(5,496)	$(17,542)	$(7,077)
Net loss before special items	$(7,658)	$(5,334)	$(3,646)	$(686)
Loss per diluted share	$(0.48)	$(0.33)	$(1.03)	$(0.42)
Loss per diluted share before special items	$(0.45)	$(0.32)	$(0.21)	$(0.03)

Ambassador’s Group Chief Executive Officer, Philip B. Livingston commented on the Company’s results and the outlook for 2015 travel:

“The fourth quarter is off-season for our business cycle so the results of the period reflect costs of ongoing operations with little revenue. Deployable cash went up again this quarter with the sale of our corporate headquarters facility. We now have $36.9 million of deployable cash with the nature of our operations producing cash in advance of the travel season. At this point in time, deposits and payments received by future travelers are greater on a per delegate basis than we have experienced in recent years, and our rate of program withdrawals is trending lower than at this time last year. We look forward to traveling approximately 14,000 total travelers in 2015 versus 16,000 traveled in 2014. Our plans to bring our programs and marketing into better alignment with our customer needs have advanced significantly and we should be able to launch revised offerings in the second quarter of 2015. Increasing choice and flexibility for our customers, providing more time-efficient and increased authentic cultural immersion are important components to the changes we are considering.”

Fourth Quarter 2014 Results

During the fourth quarter of 2014, the Company traveled 381 delegates compared to 311 delegates during the prior year quarter primarily due to the mix of programs offered in each period. Total revenue from continuing operations of $0.8 million increased 58 percent from $0.5 million in the prior year quarter driven by the higher traveler count year-over-year. Gross margin from continuing operations for the quarter was $0.9 million compared to $0.5 million in the fourth quarter of 2013, and gross margin percentage was 35.8 percent compared to 25.9 percent in the prior year period. Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs. The higher current period gross margin percentage is reflective of increased travel and lower cost of sales from adjustments for prior period travel costs.

Fourth quarter operating expenses from continuing operations were $9.0 million compared to $9.8 million in the prior year period. Excluding special items, fourth quarter 2014 operating expenses were $8.7 million, a decline of $0.5 million, or 5.2 percent, compared to the same time in 2013. Other income was negatively impacted in the current period due to realized losses on the early redemption of securities as well as from foreign exchange expense to record hedge ineffectiveness.

The Company reported a net loss during the fourth quarter of 2014 of $8.1 million, or $0.48 per diluted share, compared to a net loss of $5.5 million, or $0.33 per diluted share, in 2013.

Full Year December 31, 2014 Results

During the year ended December 31, 2014, the Company traveled 16,092 delegates compared to 18,251 delegates during 2013, a 12 percent decline year-over-year. The prior year includes 917 Discovery Student Adventures and China traveled students affecting year-over-year comparability given the Company’s decision to not operate these programs in 2014. Total revenue from continuing operations of $39.6 million declined 16.2 percent from $47.2 million in the same period last year driven by the decline in travelers. Gross margin from continuing operations for 2014 was $33.3 million, down from $40.2 million in 2013, with gross margin percentage at 33.5 percent compared to the prior year at 35.8 percent. The lower current period gross margin percentage is reflective of higher land vendor program costs from higher foreign exchange rates, a higher ratio of teacher leaders to traveling students, and lower overall travelling group sizes negatively impacting fixed costs year-over-year, as well as a program merchandise write-down of $0.6 million in the current year.

Year-to-date, operating expenses from continuing operations excluding special items decreased $4.7 million, or 11.3 percent compared to the prior year, to $37.1 million. These savings over the prior year are the result of the Company’s continued streamlining of operations and restructuring activities to focus on its core Student Ambassador programs and cost cutting initiatives.

Special items of $13.9 million, before tax impact, for 2014 are more fully described in a table to this release, and include discontinued operations from the third quarter 2014 sale of BookRags, restructuring charges, asset impairment and other charges of $2.5 million related to the sale of the Company’s corporate headquarters, and separation and other related benefit costs from the workforce reduction and other personnel changes.

During the second quarter of 2014, the Company recorded a valuation allowance on its deferred tax assets, resulting in a reduced deferred tax benefit of $0.2 million for the year-to-date period. The Company does not anticipate having current tax expense until its net operating loss carry forward has been absorbed.

During the third quarter of 2014, the Company announced it had consummated the sale of its wholly-owned subsidiary BookRags. All activities related to BookRags are reflected as discontinued operations for all periods presented, and for comparability of ongoing business activities, are included within special items.

Net loss for the year ended December 31, 2014 was $17.5 million, or $1.03 per diluted share, compared to a net loss of $7.1 million, or $0.42 per diluted share, in the prior year period.

Balance Sheet and Liquidity

Total assets at December 31, 2014 were $66.5 million compared to $88.4 million one year ago. Cash, cash equivalents and short-term available-for-sale securities increased $15.9 million to $61.5 million at December 31, 2014 compared to the balance at December 31, 2013. The Company sold BookRags during the third quarter of 2014 for $5.0 million and during the fourth quarter of 2014, sold its corporate headquarters for $9.0 million in gross proceeds, increasing its cash balance. Long-term assets totaled $2.6 million at December 31, 2014 compared to $32.6 million at December 31, 2013, the decrease also reflective of these two transactions. Total liabilities were $27.3 million, including $23.2 million in participant deposits for future travel. Participant deposits are down 12.1 percent from one year ago. Deployable cash, a non-GAAP measure defined in the attached schedules, at December 31, 2014, totaled $36.9 million, a $14.2 million increase over 2013.

The below table summarizes the cash flows as further disclosed in the accompanying financial statements. Free cash flow, a non-GAAP measure is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands). We believe this non-GAAP measurement is useful to investors in understanding the cash generated or distributed within the current period for future use in operations.

	UNAUDITED
	Twelve months ended December 31,
	2014	2013
Net cash provided by operating activities	$2,876	$14,755
Purchases of property, equipment and intangibles	(1,438)	(3,454)
Free cash flow	1,438	11,301

Net purchase of available-for-sale securities	(22,237)	(4,320)
Dividend payments to shareholders	-	(1,017)
Repurchase of common stock	(203)	(510)
Other cash flows, net	13,531	(2,131)
Net increase (decrease) in cash and cash equivalents	$(7,471)	$3,323

2015 Travel Season

As of February 8, 2015, enrolled revenue for 2015 travel programs was $89.1 million, down 25.3 percent from the same point last year, based on enrolled travelers of 14,870 compared to 19,000. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 27.9 percent to $79.3 million compared to $110.0 million at the same date last year, based on enrolled travelers of 11,221 compared to 15,512. For the full year 2015, the Company estimates a range of between 9,000 and 10,000 total Student Ambassador travelers compared to 12,265 total travelers in 2014.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education and student travel company located in Spokane, Washington. Additional information about Ambassadors Group, Inc. is available at www.peopletopeople.com and www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions, changes in foreign currency rates and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed with the SEC on March 27, 2014, and its proxy statement filed with the SEC on April 11, 2014.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended December 31,
	2014	2013
Net revenue, non-directly delivered programs (1)	$797	$498
Gross revenue, directly delivered programs (2)	-	8
Total revenue	797	506
Cost of sales, directly delivered programs (2)	(97)	(7)
Gross margin (3)	894	513

Operating expenses:
Selling and marketing	6,269	6,544
General and administration	2,390	2,755
Restructuring costs	172	456
Asset impairments	167	5
Total operating expenses	8,998	9,760

Operating loss	(8,104)	(9,247)

Other income (expense):
Interest, dividend income, and gain (loss) on sale of securities	(8)	174
Foreign currency and other income (expense)	(103)	1
Total other income (expense)	(111)	175
Loss before income tax benefit	(8,215)	(9,072)
Income tax benefit	238	3,351

Loss from continuing operations	(7,977)	(5,721)

Discontinued operations:
Income (loss) from discontinued segment	(18)	344
Income tax provision	(149)	(119)
Net income (loss) from discontinued operations	(167)	225

Net Loss	$(8,144)	$(5,496)

Weighted average shares outstanding – basic	17,083	16,746
Weighted average shares outstanding – diluted	17,083	16,746

Loss from continuing operations per share — basic	$(0.47)	$(0.34)
Loss from continuing operations per share — diluted	$(0.47)	$(0.34)

Income (loss) from discontinued segment per share — basic	$(0.01)	$0.01
Income (loss) from discontinued segment per share — diluted	$(0.01)	$0.01

(1)	Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended December 31,
	2014	2013	% Change
Gross revenue	$2,498	$1,972	27%
Cost of sales	1,701	1,474	15%
Net revenue	$797	$498	60%

(2)	Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)	Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs. Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Year ended December 31,
	2014	2013
Net revenue, non-directly delivered programs (1)	$29,823	$36,752
Gross revenue, directly delivered programs (2)	9,734	10,468
Total revenue	39,557	47,220
Cost of sales, directly delivered programs (2)	5,719	7,046
Cost of sales, program merchandise markdown	554	-
Gross margin (3)	33,284	40,174

Operating expenses:
Selling and marketing	27,137	30,819
General and administration	11,037	13,762
Restructuring costs	1,928	2,212
Asset impairments	2,517	6,466
Total operating expenses	42,619	53,259

Operating loss	(9,335)	(13,085)

Other income (expense):
Interest, dividend income, and gain (loss) on sale of securities	348	531
Foreign currency and other income (expense)	(97)	23
Total other income	251	554
Loss before income tax benefit (provision)	(9,084)	(12,531)
Income tax benefit (provision)	(178)	4,620

Loss from continuing operations	(9,262)	(7,911)

Discontinued operations:

Income (loss) from discontinued segment, including impairment and loss on disposal of $9.7 million	(9,316)	1,303
Income tax benefit (provision)	1,036	(469)
Net income (loss) from discontinued operations	(8,280)	834

Net Loss	$(17,542)	$(7,077)

Weighted average shares outstanding – basic	17,052	16,713
Weighted average shares outstanding – diluted	17,052	16,713

Loss from continuing operations per share — basic	$(0.54)	$(0.47)
Loss from continuing operations per share — diluted	$(0.54)	$(0.47)

Income (loss) from discontinued segment, including impairment
per share — basic	$(0.49)	$0.05
Income (loss) from discontinued segment, including impairment
per share — diluted	$(0.49)	$0.05

(1)	Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Year ended December 31,
	2014	2013	% Change
Gross revenue	$89,745	$101,776	-12%
Cost of sales	59,922	65,024	-8%
Net revenue	$29,823	$36,752	-19%

(2)	Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)	Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs. Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED	AUDITED
	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$2,002	$9,473
Restricted cash	400	-
Available-for-sale securities	59,502	36,174
Prepaid program cost and expenses	1,335	7,069
Accounts receivable	666	1,792
Deferred tax assets	-	1,295
Total current assets	63,905	55,803
Property and equipment, net	2,429	18,452
Available-for-sale securities	-	719
Intangibles	-	3,522
Goodwill	70	9,781
Other long-term assets	81	82
Total assets	$66,485	$88,359

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,794	$3,587
Participants’ deposits	23,161	26,362
Foreign currency exchange contracts	1,345	244
Deferred tax liabilities	18	-
Other liabilities	1	119
Total current liabilities	27,319	30,312
Foreign currency exchange contracts	-	52
Deferred tax liabilities	6	2,087
Total liabilities	27,325	32,451
Stockholders’ equity	39,160	55,908
Total liabilities and stockholders’ equity	$66,485	$88,359

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(17,542)	$(7,077)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,755	5,368
Stock-based compensation	1,475	2,433
Deferred income tax benefit	(877)	(3,319)
Loss on foreign currency exchange contracts	99	-
Loss on available for sale securities	150	-
Loss on disposition and impairment of property and equipment	1,933	6,466
Impairment and loss on sale of discontinued operations	9,676	-
Program merchandise writedown	554	-
Excess tax shortfall from stock-based compensation	109	2,136
Change in assets and liabilities:
Accounts receivable and other assets	1,070	(939)
Prepaid program costs and expenses	5,152	9,673
Accounts payable, accrued expenses, and other current liabilities	(1,477)	(613)
Participants’ deposits	(3,201)	627
Net cash provided by operating activities	2,876	14,755

Cash flows from investing activities:
Purchase of available-for-sale securities	(47,966)	(27,448)
Proceeds from sale of available-for-sale securities	25,729	23,128
Purchase of property and equipment	(1,249)	(3,110)
Proceeds from sale of property and equipment	9,040	-
Purchase of intangibles	(189)	(344)
Proceeds from sale of BookRags, Inc.	4,600	-
Net cash used in investing activities	(10,035)	(7,774)

Cash flows from financing activities:
Repurchase of common stock	(203)	(510)
Dividend payment to shareholders	-	(1,017)
Proceeds from exercise of stock options	-	5
Excess tax shortfall from stock-based compensation	(109)	(2,136)
Net cash used in financing activities	(312)	(3,658)

Net increase (decrease) in cash and cash equivalents	(7,471)	3,323
Cash and cash equivalents, beginning of period	9,473	6,150
Cash and cash equivalents, end of period	$2,002	$9,473

SPECIAL ITEMS

During the third quarter of 2013, the Company initiated a corporate restructuring plan aimed at streamlining its cost structure and focusing the business primarily on its core Student Ambassador Programs in order to promote the long-term health of the organization. At that time, the Company announced its decision to restructure two of its travel programs believed no longer financially viable in their current form – Discovery Student Adventures and People to People China.

As part of the Company’s restructuring plan and as previously announced, during the second quarter of 2014 the Company completed a workforce reduction and incurred pre-tax charges of approximately $1.9 million for severance benefits and other related expenses that is included within restructuring costs in the table below. Of the $1.9 million in expense, a $0.4 million non-cash expense reflected accelerated vesting of previously awarded stock options and stock grants. In addition, the Company has incurred other restructuring charges including accelerated depreciation on assets to be replaced.

During the third quarter of 2014, and in furtherance to its restructuring plan, the Company announced it consummated a sale of its wholly-owned subsidiary BookRags. All activities related to BookRags are reflected as discontinued operations for all periods presented, and for comparability of ongoing business activities, are included in special items below. Discontinued operations for the current year-to-date period include the goodwill impairment of $9.7 million that was recorded during the second quarter of 2014.

During the fourth quarter of 2014 the Company closed on the sale of its corporate headquarters, listed for sale since April 2012, for $9.0 million in gross proceeds. During the second quarter of 2014, the Company recorded an asset impairment of $2.0 million to lower its carrying value to the anticipated sales price. As part of the transaction, the Company incurred approximately $0.5 million in closing and other fees associated with its disposition.

In connection with the previously announced termination of the Company’s former interim chief executive officer, during the second quarter of 2014 the Company incurred pre-tax charges of approximately $0.7 million for severance benefits and other related expenses, including a non-cash expense of approximately $0.3 million to reflect accelerated vesting of previously awarded stock options and stock grants under the terms of the executive’s separation agreement. During the first quarter of 2013, the Company incurred separation expense of approximately $2.7 million upon the resignation of two executives.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and twelve months ended December 31, 2014 and 2013 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company. In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Loss		EPS
	Three months ended December 31,		Three months ended December 31,
	2014	2013	2014	2013
Amount before special items	$(7,658)	$(5,334)	$(0.45)	$(0.32)
Discontinued operations, net of tax	(167)	225	(0.01)	0.01
Asset impairments, loss on sale of building	(167)	(5)	(0.01)	-
Restructuring costs	(172)	(456)	(0.01)	(0.03)
Legal and other fees	10	(152)	-	-
Tax impact	10	226	-	0.01
Amount per consolidated statement of operations	$(8,144)	$(5,496)	$(0.48)	$(0.33)

	UNAUDITED
	Net Loss		EPS
	Year ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Amount before special items	$(3,646)	$(686)	$(0.21)	$(0.04)
Discontinued operations, net of tax	(8,280)	834	(0.49)	0.05
Asset impairments, loss on sale of building	(2,517)	(6,466)	(0.15)	(0.39)
Restructuring costs	(1,928)	(2,212)	(0.11)	(0.13)
Legal and other fees	(394)	23	(0.02)	-
Separation payments	(669)	(2,789)	(0.04)	(0.17)
Tax impact	(108)	4,219	(0.01)	0.25
Amount per consolidated statement of operations	$(17,542)	$(7,077)	$(1.03)	$(0.42)

DEPLOYABLE CASH

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at December 31, 2014 and 2013, (in thousands):

	UNAUDITED
	December 31,
	2014	2013

Cash, cash equivalents and short-term available-for-sale securities	$61,504	$45,647
Prepaid program cost and expenses	1,335	7,069
Less: Participants’ deposits	(23,161)	(26,362)
Less: Accounts payable / accruals / other liabilities	(2,794)	(3,706)
Deployable cash	$36,884	$22,648